Pricing Supplement dated September 14, 1999                   Rule 424(b)(3)
(To Prospectus dated February 16, 1999 and               File No. 333-70707
Prospectus Supplement dated February 18, 1999)

                   NATIONWIDE HEALTH PROPERTIES, INC.

                 Medium-Term Note, Series D - Fixed Rate
________________________________________________________________________
Face Amount: $2,000,000
Trade Date:    September 13, 1999
Issue Price: 100%
Original Issue Date:     September 16, 1999
Interest Rate: 9.89%
Net Proceeds to Issuer: $1,990,000
Interest Payment Dates:  April 1, October 1
Agent's Commission: 0.50%
Regular Record Dates:    March 17, September 16
Name of Agent: Merrill Lynch & Co.
Stated Maturity Date:  September 16, 2004
Agent acting in the capacity indicated below:
 [X] As Agent
 [ ] As Principal
Denominations (if other than $1000 and integral multiples
thereof):_______________
_________________________________________________________________________

Day Count Convention:
 [X] 30/360 for the period from September 16, 1999  to September 16, 2004
 [ ] Actual/360 for the period from                    to
 [ ] Actual/Actual for the period from                 to
 [ ] Other (see attached)                              to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
 [ ] The Notes may be redeemed prior to Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Percentage:     %
      Annual Redemption Percentage Reduction:      % until Redemption
       Percentage is 100% of the Principal Amount.

Repayment:
 [X] The Notes cannot be repaid prior to the Stated Maturity Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:     %

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
                 _______________________________________
          Goldman, Sachs & Co.                    Merrill Lynch & Co.

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